AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of November     , 1993
("Agreement") between U.S. Energy Corp., a Wyoming corporation ("USE"), and The Brunton Company, a Wyoming corporation ("Brunton").

                         R E C I T A L S

     A.  The Exchange.  At the Effective Time (as defined in
Section 1.4), the parties intend for USE to acquire all the outstanding 5,547,950 common shares of Brunton ("Brunton Shares") which are not owned by USE at Agreement date, in exchange for 277,398 shares of the common stock of USE ("USE Shares"), plus such additional USE Shares as may be required for rounding up fractions. The USE Shares shall be voting stock.

     B. Intention of the Parties. It is the intention of the parties that for federal income tax purposes the Exchange shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

     C. Approvals. The respective Boards of Directors of USE and Brunton have determined that this Agreement is in the best interests of USE or Brunton, as the case may be, and its respective shareholders, and have duly approved this Agreement and authorized its execution and delivery.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                           ARTICLE I.

              THE EXCHANGE; CLOSING; EFFECTIVE TIME

     1.1 The Exchange. Subject to the terms and conditions of this Agreement, at the Effective Time, USE and Brunton shall consummate the Exchange by which Brunton shall become a 100 percent owned subsidiary of USE, without change in the separate existence of Brunton as an operating corporation under the laws of the State of Wyoming. The Exchange shall have the effects specified in Section 17-16-1106(b) of the Wyoming Business Corporation Act ("WBCA").

     1.2 Effective Time. Promptly after all conditions to consummation of this Agreement have been satisfied, USE shall prepare and file Articles of Share Exchange with the Wyoming Secretary of State, pursuant to WBCA Section 17-16-1105. The Effective Time of the Exchange shall be the time and date of such filing.

     1.3 Closing. The closing of the Exchange ("Closing") shall take place at the offices of USE, 877 North 8th West, Second Floor, Riverton, Wyoming 82501, at 10:30 a.m. on the first business day on which all the conditions set forth in this Agreement (other than those that are waived by the party for whose benefit such conditions exist) can be fulfilled, or at such other place and/or time and/or on such other date to which the parties agree. The date upon which the Closing shall occur is herein called the "Closing Date."

                           ARTICLE II.

              ARTICLES OF INCORPORATION AND BYLAWS
                       OF USE AND BRUNTON

     2.1 Articles of Incorporation. The Articles of Incorporation of USE, and of Brunton, at Agreement date shall not be affected by the Exchange.

     2.2 Bylaws. The Bylaws of USE, and of Brunton, at Agreement date shall not be affected by the Exchange.



                          ARTICLE III.

                     DIRECTORS AND OFFICERS
                       OF USE AND BRUNTON

     3.1 Directors. The number of directors to serve on the board of directors of USE, and of Brunton, at Agreement date, shall not be affected by the Exchange. There shall be no change in the persons serving as directors of USE, or of Brunton, due to the Exchange.

     3.2 Officers. The officers of USE, and of Brunton, at Agreement date, shall not be changed due to the Exchange.


                           ARTICLE IV.

       EXCHANGE CONSIDERATION; CONVERSION OR CANCELLATION
                    OF SHARES IN THE Exchange

     4.1 Exchange Consideration; Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Exchange and without any action on the part of any holder of Brunton Shares, all of the Brunton Shares (other than Brunton Shares owned by USE at Agreement date) shall be exchanged into USE Shares, at the rate of 20 Brunton Shares for one USE Share, and USE shall own all the outstanding Brunton Shares. After the Effective Time, the former holders of the Brunton Shares (other than USE) shall be entitled only to receive the USE Shares to which they are entitled under this Agreement, or to the benefit of their rights as Dissenting Shareholders.

     4.2  Exchange of Old Certificates for New Certificates.

          a. Appointment of Exchange Agent. From and after the Effective Time until the end of the twelve-month period following the Effective Time, USE shall make available or cause to be made available to Society Investment Management and Trust Services, Denver, Colorado (the "Exchange Agent") certificates ("New Certificates") representing the USE Shares, for the Exchange Agent to deliver New Certificates to the former holders of the Brunton shares in exchange for certificates therefor ("Old Certificates").

          b. Exchange Procedures. Promptly after the Effective Time, USE shall cause the Exchange Agent to mail or deliver to each person (other than any Dissenting Shareholder) who was, at the Effective Time, a holder of record of Brunton Shares a form of transmittal letter with instructions for surrender of Old Certificates in exchange for New Certificates, or for deposit of Old Certificates by Dissenting Shareholders. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with the completed transmittal letter, the holder of such Old Certificate shall be entitled to receive a New Certificate representing the USE Shares, and the Old Certificate as surrendered shall forthwith be canceled. If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate in a name other than the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that any such taxes have been paid or are not applicable.

          Twelve months after the Effective Time, USE shall be entitled to cause the Exchange Agent to deliver back any unclaimed New Certificates. Any former Brunton shareholders who have not theretofore exchanged their Old Certificates for New Certificates shall thereafter look exclusively to USE only as general creditors thereof for the USE Shares to which they became entitled, subject to exchange of their Old Certificates. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Brunton Shares for USE Shares delivered to public officials pursuant to escheat laws.

          USE shall pay all expenses of the exchange of New
Certificates for Old Certificates.

          c. Fractional Shares. No fractional USE Share shall be issued in the Exchange, and any fraction to which a former holder of Brunton Shares would otherwise be entitled, shall be rounded up to the next full USE Share if the former holder of Brunton Shares owned 10 or more thereof, and down to the next lower full USE Share if the former holder of Brunton Shares owned 9 or fewer thereof.

          d. Distributions with Respect to Unexchanged Shares. No dividends on USE Shares shall be paid to a former holder of Brunton Shares holding an Old Certificate, until the Old Certificate is surrendered for exchange. Subject to the effect of applicable laws, following surrender of any such Old Certificate by any holder thereof other than a Dissenting Shareholder, there shall be paid to the holder of the New Certificate issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the USE Shares represented thereby and not paid, less any required withholding taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the USE Shares represented thereby, less the amount of any required withholding taxes.

          e. Transfers. At and after the Effective Time, there shall be no transfers of Brunton Shares on the Brunton stock transfer books, except to transfer all issued and outstanding
Brunton Shares to USE as record and beneficial owner.

          f. No Liability. If any Old Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such, and if required by USE the posting by such person of a bond in reasonable amount as indemnity against possible future claim against it with respect to such Old Certificate, USE shall cause the Exchange Agent to issue the USE Shares in respect thereof pursuant to this Article IV.

     4.3 Dissenters' Rights. If any Brunton Dissenting Shareholder gives written notice to Brunton under WBCA Section 17-60-1321 to seek payment of the "fair value" of his or her Brunton Shares as provided in the WBCA, Brunton shall give USE notice thereof, and USE shall have the right to participate in negotiations with respect to such demands. Only Brunton shall make any such payments, and then only from Brunton funds. Pursuant to the WBCA, a Dissenting Shareholder who fails to perfect, or loses the right to dissent, shall only be entitled to USE Shares based on the Exchange, and shall be entitled to no payment for his or her Brunton Shares.


                           ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties. Brunton hereby represents and warrants to USE, and USE represents and warrants to Brunton that, except as set forth in a letter ("Disclosure Letter") delivered by it to the other party prior to executing and delivering this Agreement, or in its Reports (as defined in Section 5.1(e)) in the case of USE, or in its financial statements in the case of Brunton, in both cases prior to the date hereof:

          a. Corporation Organization and Qualification. Each of it and any subsidiaries (as defined in Section 9.8) is a corporation (or a limited liability company, in the case of USECC Gold Venture, a USE subsidiary), duly organized and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it or such subsidiary requires such qualification, except for any such failure so to qualify or be in good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. "Material Adverse Effect" means an effect which would be materially adverse to the properties, business, financial condition, results of operations or prospects of Brunton or USE. Each of it and its subsidiaries has the requisite corporate power and authority to carry on its businesses as they are now being conducted. It has made available to the other complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date.

          b. Capital Stock. (i) USE. USE has authorized capital stock of 100,000 preferred shares, $.01 par value, none of which are outstanding, and 20,000,000 common shares, $.01 par value, of which 4,360,151 are issued and outstanding, including 155,780 common shares issued as stock bonus shares to officers, directors and other employees of USE, and to directors and others for payment of services. Of the 155,780 total shares, 149,780 are subject to forfeiture unless certain employment and service conditions are met. All issued and outstanding shares of USE common stock (except for those shares subject to forfeiture) have been duly authorized and validly issued and are fully paid and nonassessable. USE has reserved 550,000 common shares for issuance under the 1989 Stock Option Plan, under which there are outstanding options to purchase the number of shares of common stock, as stated on Exhibit A. The capital shares or other interests of each significant subsidiary of USE have been duly authorized and validly issued and are fully paid and nonassessable. Such shares or other interests are held directly or indirectly by USE free and clear of all liens, security interests, preemptive or subscriptive rights, or other encumbrances. USE has outstanding no bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of USE on any matter.

     (ii) Brunton. Brunton has authorized capital stock of 20,000,000 common shares, $.01 par value, of which 8,195,450 are issued and outstanding, and an additional 90,750 are held in treasury as issued but not outstanding common shares. All issued and outstanding shares of Brunton common stock have been duly authorized and validly issued and are fully paid and nonassessable. Brunton has outstanding no bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Brunton on any matter.

          c. Corporate Authority. Subject only approval of this Agreement by the holders of a majority of the issued and outstanding shares of Brunton common stock under Section 7.1, each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.

          d. Partnerships and Ventures. Except as disclosed in its Reports and Disclosure Letter, USE is in compliance in all material respects with the terms of each partnership agreement and joint venture agreement to which USE is a party, and each interest therein is held free and clear of all liens or security interests. Except as may be set forth in its Disclosure Letter, Brunton is not party to any partnership or venture.

          e. Governmental Filings; No Violations. (i) Other than filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), except as set forth in its Disclosure Letter, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with this Agreement, the failure to make or obtain any or all of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

          (ii) The execution, delivery and performance by it of this Agreement does not or will not, and the consummation by it of any of the transactions contemplated hereby will not, constitute or result in (x) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or the comparable governing instruments of any of its subsidiaries, or (y) a breach or violation of, or acceleration or creation of a security interest or other encumbrance on assets of it pursuant to any material agreement, lease or other obligation ("Contracts") of it or any of its subsidiaries or any law, ordinance, regulation or judgment or decree or permit to which it or any of its subsidiaries is subject except, in the case of clause (y) above, for such that are disclosed in its Disclosure Letter or are not reasonably likely to have a Material Adverse Effect.

          f. Reports; Financial Statements; No Undisclosed Liabilities. (i) USE has delivered to Brunton each registration statement, report, proxy statement or information statement prepared by it since May 31, 1990, (collectively, "Reports") filed with the Securities and Exchange Commission (the "SEC"). As of their respective dates (but including any change therein due to a Form 8 Amendment to a Report), the Reports of USE did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of its financial statements included in or incorporated by reference into its Reports fairly present the financial position of it and its subsidiaries as of the date and for the periods set forth therein, in each case in accordance with generally accepted accounting principles.

          (ii). Brunton has delivered to USE annual financial statements prepared by Brunton since May 31, 1990, audited by independent certified public accountants. All of such financial statements fairly present the financial position of Brunton as of the date and for the periods set forth therein, in each case in accordance with generally accepted accounting principles.

          (iii) To the knowledge of its executive officers, except as disclosed in the Reports of USE or in its Disclosure Letter, or in the case of Brunton as disclosed in the Brunton financial statements since May 31, 1990 or in its Disclosure Letter, neither it nor its subsidiaries in the case of USE, or Brunton, has any liabilities, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

          g. Absence of Certain Events and Changes. Except as disclosed in its Reports filed with the SEC prior to the date hereof or in its Disclosure Letter, since May 31, 1993 USE and its subsidiaries have conducted their respective businesses only in the ordinary and usual course, and there has not been any change or development which is reasonably likely to result in a Material Adverse Effect. Except as disclosed in its Disclosure Letter or in its financial statements since May 31, 1993, Brunton has conducted its business only in the ordinary and usual course, and there has not been any change or development which is reasonably likely to result in a Material Adverse Effect.

          h. Compliance with Laws. It (and in the case of USE, its subsidiaries) has complied with all applicable laws, regulations, ordinances, judgments, orders or decrees applicable thereto, except where the failure to comply is not reasonably likely to have a Material Adverse Effect. To the knowledge of its officers, each of it (and in the case of USE, its subsidiaries) has all permits and has made all filings, applications, and registrations with governmental or regulatory bodies that are required in order to permit it or such subsidiary to carry on business as presently conducted, except for such failures which are not reasonably likely to have a Material Adverse Effect.

          i. Title to Assets. Each of it (and in the case of USE, its subsidiaries) has good and marketable title to its assets (other than property as to which it is lessee), including intellectual property assets in the case of Brunton, except for such defects in title that are not reasonably likely to have a material adverse effect, and in the case of USE except for such title matters as are disclosed in its Reports.

          j. Litigation. In the case of USE, except as disclosed in its Reports filed with the SEC prior to the date hereof or in its Disclosure Letter, and in the case of Brunton, except as disclosed in its Disclosure Letter, there are no suits, investigations or proceedings pending or, to the knowledge of its executive officers, threatened, against it (or, in the case of USE, any of its subsidiaries) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. Except, in the case of USE, as may be disclosed in its Reports or Disclosure Letter, and in the case of Brunton, as may be disclosed in its financial statements or Disclosure Letter, there are no judgments or outstanding injunctions, or awards against it, its properties or business, which are reasonably likely to have a Material Adverse Effect.

          k. Taxes. All material federal, state, local and foreign tax returns required to be filed by or on behalf of it (or, in the case of USE, any of its subsidiaries) have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. In the case of USE, except as disclosed in its Reports or in its Disclosure Letter, and in the case of Brunton, except as disclosed in its financial statements and Disclosure Letter, all material taxes required to be shown on returns filed by it, as of the date of such Report, have been paid in full or have been recorded on its balance sheet and statement of earnings or income (in accordance with generally accepted accounting principles). As of the date of this Agreement and, in the case of USE except as disclosed in its Reports or in its Disclosure Letter, and in the case of Brunton except as disclosed in its financial statements or in its Disclosure Letter, there is no outstanding audit examination, deficiency, or refund litigation with respect to any taxes of it that, individually or in the aggregate, is reasonably likely to have a material adverse effect. All material taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or have been recorded on its balance sheet and statement of earnings or income (in accordance with generally accepted accounting principles). Except for the Tax Benefit Transfer Agreement to which Plateau Resources Inc. is a party and as to which USE is an indemnitor, neither USE nor any subsidiary has indemnified another party with respect to taxes.

          l. Labor Matters. Neither party, nor any USE subsidiary, is a party to, or is bound by any collective bargaining agreement with a labor organization.

          m. Employee Benefits. (i) The Reports filed by USE with the SEC, and the Brunton financial statements, disclose all bonus, deferred compensation, retirement, employee stock ownership, and other stock plans, as well as all material employment or similar provisions in any consulting plan ("Compensation Plans").

               (ii) In the case of USE, except as may be disclosed in the USE Reports, and in the case of Brunton, except as may be disclosed in the Brunton financial statements, all material contributions required to be made by each party under its Compensation Plans have been timely made or have been reflected on its respective balance sheet.

          n. Environmental Matters. In the case of USE, except as disclosed in its Reports or its Disclosure Letter, and in the case of Brunton except as may be disclosed in the Brunton financial statements or its Disclosure Letter, save for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to the knowledge of its executive officers, other than as permitted under then applicable Environmental Law, it is (and, in the case of USE, subsidiaries are) in compliance with applicable Environmental Laws.

          "Environmental Law" means (i) any law, ordinance, rule, permit or agreement with any government entity, (x) relating to the protection, preservation or restoration of the environment or to human health or safety, or (y) Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substances classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.

          o. Brokers and Finders. Neither USE nor Brunton has employed any broker or finder in connection with the Exchange.


                           ARTICLE VI.

                            COVENANTS

     6.1 Interim Operations. Each of USE and Brunton covenants and agrees as to itself (and, in the case of USE, its subsidiaries) that, from and after the date hereof until the Effective Time, except as the other party otherwise consents or except as otherwise contemplated by this Agreement:

          a. Its business will be conducted in the ordinary course and it will maintain existing relations with customers, suppliers, employees and business associates.

          b. It will not (i) in the case of USE, sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws;
(iii) split, combine or reclassify any outstanding capital stock;
(iv) declare, set aside or pay any dividend with respect to its capital stock; or (v) repurchase shares of capital stock or securities convertible or exercisable for capital stock.

          c. It will not issue any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock, other than shares of USE common stock on exercise of outstanding options.

          d. It will not sell, mortgage or dispose of property or assets or encumber any property or assets or incur or modify any indebtedness or other liability other than in the ordinary course of business.

          e. In the case of USE, except as required by agreements disclosed in its Reports or its Disclosure Letter, and in the case of Brunton except as required by agreements disclosed in the Brunton financial statements or its Disclosure Letter, grant severance or termination pay to a director or officer.

     6.2 Information Supplied. USE and Brunton agree that none of the information to be supplied by it for inclusion in the Registration Statement on Form S-4 to be filed with the SEC in connection with the Exchange (including the joint proxy statement and prospectus, the "Registration Statement") will, at the time effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     6.3 Shareholder Approval. Brunton agrees to convene a meeting of the holders of Brunton common stock to consider and vote upon approval of this Agreement.

     6.4 Filings. Brunton and USE agree to promptly prepare and USE will file with the SEC the Registration Statement. USE agrees to use its best efforts to have the Registration Statement declared effective, and thereafter to mail the Proxy Statement to the Brunton shareholders. USE also agrees to use its best efforts to obtain all necessary state securities law or permits required.

     6.5 Accountants' Letters. USE and Brunton will cause to be delivered to the other a letter of its independent auditors, dated shortly prior to the Closing Date, in form and substance customary for "comfort" letters.

     6.6 Access. Each party agrees to afford each other party's officers and other authorized representatives (the "Representatives") access until the Closing Date, to its properties, books and records, and furnish information concerning its business, properties and personnel as may be reasonably requested. Each party will not use information obtained for any purpose unrelated to the transactions contemplated by this Agreement.

     6.7 Notification of Certain Matters. Each party will give prompt notice to the other party of any change that is reasonably likely to result in any Material Adverse Effect.

     6.8 Publicity. Brunton acknowledges USE will control distribution to the public of information concerning this Agreement and the transactions hereunder.

     6.9 Benefits. No change in either party's Compensation Plans shall occur due to Closing of the Exchange.

     6.10 Expenses. Each party shall pay its own expenses in connection with the Exchange.


                          ARTICLE VII.

                           CONDITIONS

     7.1  Conditions to Each Party's Obligation to Effect the
Reorganization. The respective obligation of USE and Brunton to consummate the Exchange is subject to the following conditions.

     (a) The holders of a majority of the outstanding Brunton common shares shall have duly approved this Agreement and the Exchange contemplated hereby, in accordance with the Securities Act, applicable state securities laws, the WBCA, and the Brunton Articles of Incorporation and Bylaws.

     (b) Any consent or approval of third persons required for or in connection with this Agreement, shall have been obtained, except for such the failure to obtain which would not constitute a Material Adverse Effect.

     (c) No material litigation shall have been initiated against either party.

     (d) The representations and warranties of each party set forth in this Agreement shall be true and correct in all material respects as of Agreement date and as of the Closing Date, as though made on and as of the Closing date, and each party shall have received a certificate signed by the other's chief executive and chief financial officers, to such effects.

     (e) Each shall have received an opinion of counsel, to the effect that the Exchange is a "reorganization" under Code Section
368(a)(1)(B), and concerning such other matters as are customary in transactions like the Exchange.

     (f) USE common stock shall be listed on the NASDAQ/National
Market System.


                          ARTICLE VIII.

                           TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Effective Time, before or after approval by the Brunton shareholders, by the mutual consent of Brunton and USE.

     8.2 Termination by Either Brunton or USE. This Agreement may be terminated and the reorganization may be abandoned by action of the Board of Directors of either Brunton or USE if (i) the Exchange shall not have been consummated by February 28, 1994, or (ii) this Agreement is not approved at a Brunton shareholders' meeting called for such purpose.

     8.3 Effect of Termination and Abandonment. If this Agreement is terminated pursuant to this Article VIII, no party shall have liability or further obligation to any other party, except for liability for material and willful breach of any covenant contained herein.

                           ARTICLE IX.

                    MISCELLANEOUS AND GENERAL

     9.1 Survival. Only those agreements and covenants of the parties which by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Exchange and shall not survive the Effective Time.

     9.2 Modification or Amendment. At any time prior to the Closing Date, the parties may modify or amend this Agreement, by written agreement executed and delivered.

     9.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part.

     9.4 Counterparts. This Agreement may be executed in any number of separate counterparts.

     9.5 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

     9.6 Notices. Any notice or document to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally upon confirmation of receipt, or on the third business day following the date of mailing if delivered by certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          a.  If to Brunton:

               The Brunton Company
               620 East Monroe Avenue
               Riverton, Wyoming 82501

          b.  If to USE:

               U.S. Energy Corp.
               877 North 8th West
               Riverton, Wyoming 82501

     9.7 Entire Agreement. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise.

     9.8 Definition of "Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     9.9 Captions. The Article , Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.10 Specific Performance. In the event of actual or threatened default in or breach of, any terms of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to other rights and remedies at law or in equity. All such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     9.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner substantially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     9.14 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer any person or entity other than the parties hereto, with any benefit, right or remedies.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above written.


THE BRUNTON COMPANY


By:
     Harold F. Herron, President


U.S. ENERGY CORP.


By:
     John L. Larsen, President